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SAPPHIRE/WEB VAR AGREEMENT - NORTH AMERICA

Subject to the terms and conditions of this Agreement and the terms annexed hereto, Bluestone Software, Inc. ("Bluestone") appoints Reseller as a non-exclusive Reseller of the Bluestone product listed below, in the Territory designated below. Reseller hereby accepts such appointment, subject to such terms.

TERM:
This Agreement shall commence on January 1, 1998 and shall terminate on December 31, 1998.

CONTRACT TYPE       New Agreement             Renewal     X
                                  -------              -------

PROGRAM LEVEL       Opal                      Diamond     X
                                  -------              -------

PRODUCT:
Sapphire/Web

TERRITORY:
United States and Canada

DISCOUNTS:




BENEFITS:




REQUIREMENTS:


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                  1. RESELLER OBLIGATIONS Reseller shall use its best efforts to sell Products in the Territory. Reseller shall not, whether directly or indirectly, solicit sales outside the Territory. Reseller shall ensure that the Product delivered to the end-user is accompanied by the current End-User License Agreement.

Reseller shall at all relevant times, have in its employ a full-time technical support representative capable of demonstrating the Products and supporting the Products on such computer system or workstation for which Reseller distributes Products. Reseller shall distribute software updates (available via Bluestone's ftp site or reseller can order new documentation and media) to customers with current support agreements.

NFR licenses are to be used for in-house evaluation and demonstration purposes only. Any misuse of this license will result in revocation. Sapphire/Web NFR product licenses are not intended for resale, for employee personal use at home, or for installation at a customer site (customer product evaluations are available through Bluestone Software Inc.'s 30 day Evaluation Program).

Reseller shall not itself create or market any product with the same or similar functionality as the Products, during the term or this Agreement and for six months thereafter.

Reseller shall ensure that the Product and the marketing thereof, and the performance by Reseller of all obligations hereunder are in compliance with all applicable legislation.

Failure to achieve quota will result in the following: Diamond Level - Resellers will be assigned to Opal Level; Opal Level - Resellers will be subject to Termination as per Section 6.

                  2. PRICE AND PAYMENT Reseller may purchase products from Bluestone at Bluestone's then current list price less Discount. Price is determined by quantity of customer order and not by aggregate orders.

To provide for quick shipment to end-users, Reseller may purchase from Bluestone inventory copies of the Media and Manual Kits and marketing material at Bluestone's then current reseller list price.

All Software, Media and Manual Kits and marketing materials will be delivered to Reseller, F.O.B. Mt. Laurel, NJ, (in accordance with the International Chamber of Commerce INCOTERMS) and Reseller will be responsible for all customs, duties, and shipping charges. Prices are net of taxes, and Reseller shall be responsible for payment of all applicable local sales, use, withholding, value added, and goods and services taxes. In such jurisdictions where Bluestone is not registered to collect use, sales, or similar taxes, Reseller shall ensure their payment, and provide upon request to Bluestone evidence of same.

Reseller agrees to pay Bluestone within 30 days of invoice date. Bluestone reserves the right to change the terms of payment if: (1) Reseller fails to make a payment to Bluestone when due; or (2) in Bluestone's reasonable judgement there has been material adverse change in Reseller's


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credit position. If Reseller chooses to pay using an international bank transfer, Reseller must notify Bluestone by fax, on the day of the transfer indicating the transfer amount, and how it should be applied to outstanding invoices. Any bank charges for bank transfers shall be to Reseller's account.

                  3. EVALUATION, ORDERING AND RECORDS Reseller may provide to end-users the Product in its time limited form for evaluation purposes. Reseller may retrieve evaluation passwords from Bluestone Reseller website or similar means.

Reseller will fax or send a Purchase Order to Bluestone specifying customer name and address, and Product order code. Bluestone will, upon acceptance of the order, immediately provide reseller with a permanent password. Bluestone will normally ship the appropriate Media and Manual Kit. Reseller may ship from their inventory and indicate this intention on their purchase order, and receive a credit therefore from the purchase price. Reseller must ensure that every customer receives an original and current Media and Manual Kit.

                  4. PROPRIETARY RIGHTS All title to, copyright in, and ownership interest in the Products and all Bluestone trademarks shall at all times remain with Bluestone. Reseller shall ensure that all Bluestone copyright and trademark notices are prominently displayed on all related materials.

Reseller acknowledges that the Products are proprietary to Bluestone and Reseller shall not take any action, such as reverse assembly or reverse engineering, to derive a source code equivalent for any product software, or copy or reproduce the functionality thereof, nor shall Reseller attempt in any way to make the Product software operational by the end-user without obtaining from Bluestone a permanent Password specifically for that end-user. Reseller shall have no right to any software source code, nor rights to translation of derivative works.

Reseller may not use, sell or otherwise permit the use of the Products except pursuant to and as limited by the terms of this Agreement. Without limitation, Reseller shall not copy, in whole or in part, the Product software, the Media and Manual Kit or the marketing materials.

Reseller shall, during the term of this Agreement, use Bluestone trademarks (registered or unregistered) solely in connection with the promotion of the Products and Bluestone hereby grants to Reseller, during the term of this Agreement, a nonexclusive nontransferable right to use such marks solely for the purposes of promoting the Products as authorized herein. Reseller shall accompany each use of a Bluestone trademark with a conspicuous notation that the Marks are owned by Bluestone and any other proprietary legend that Bluestone determines reasonably necessary to protect its rights therein.

Bluestone will defend, at its expense, any action brought against Reseller to the extent that it is based on a claim that the sale or use of Products, within the scope of this Agreement, infringes any patent, trade secret or copyright. Bluestone will indemnify Reseller from any costs, damages and fees finally awarded against Reseller which are attributable to such claim, provided that Reseller notifies Bluestone promptly in writing of the claim and provides Bluestone with


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information, reasonable assistance and sole authority to deliver or settle the claim. Reseller shall have no authority to settle any claim on behalf of Bluestone.

Should the Products become or, in Bluestone's opinion, are likely to become the subject of a claim or infringement of patent, trade secret or copyright, Bluestone may (1) procure for Reseller and Reseller's end-users, at no cost to Reseller or Reseller's end-users, the right to continue to use the Product, or
(2) replace or modify the Product, to make such non-infringing, provided that substantially the same function is performed by the replacement or modified software, or if (1) or (2) are not commercially reasonable, terminate the license to use such Product software, and, upon proof of removal, grant Reseller a credit as depreciated on a stright-line five (5) year basis from date of purchase.

Bluestone shall have no liability for any claim of copyright, trade secret or patent infringement based on (1) the use of other than the latest Product release from Bluestone, if such infringement could have been avoided by the such use; or (2) the use or combination of Product with software, hardware, or other materials not provided by Bluestone.

                  5. WARRANTIES & LIMITATION OF LIABILITY Except as provided in this sub-section and in the limited warranty to end-users as set forth in the End-User License Agreement, Bluestone makes no warranty or representation to Reseller or any third parties concerning the Product, or operation thereof.

Bluestone disclaims any and all implied warranties including that of merchantability and fitness for a particular purpose.

Bluestone liability for any damages in any action relating to the use of Product or arising out of this agreement shall not exceed the purchase price paid by Reseller to Bluestone for the Product at issue. In no event shall Bluestone be liable for indirect, special, incidental or consequential damages arising out of the use of Product or under this agreement regardless of the form of action, even if advised of the possibility of such damages.

                  6. TERMINATION This Agreement may be terminated at any time without recourse or compensation for such termination: (a) by Bluestone, if Reseller has not purchased from Bluestone, in the most recently completed Agreement quarter, Product in value equal the quarterly Quota; and (b) by either party if the other party becomes insolvent or is declared bankrupt, or on 30 days notice providing an opportunity to cure, of the other party has materially breached its obligations, hereunder; (c) by either party for any reason by giving the other party at least sixty (60) days written notice.

                  7. MISCELLANEOUS Reseller agrees to maintain electronic mail (email) access to the internet, for routine communication with Bluestone.

Reseller is an independent contractor, and is not the agent or representative of Bluestone for any purpose.



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Reseller may not assign, pledge, or otherwise transfer this Agreement or any of its rights or obligations to any party.

This Agreement, contains the full, complete and exclusive understanding of the parties and supersedes any prior agreement. Modifications shall be in writing and signed by both parties. Any contrary provision in any purchase order or similar document shall be of no effect.

Any Notice, request or consent made under this Agreement shall be in writing, and sent by registered mail or telegram shall, subject to proof of mailing, be deemed to have been received by the party to whom it was sent at the time at which the record of the person delivering the same indicates it was so delivered. Any notice, demand or other communication sent by facsimile communication shall be deemed, in the absence of proof to the contrary, to have been received by the party to whom it was sent on the date of dispatch.

This contract and any disputes relating to it shall be governed by the laws of New Jersey. Reseller agrees to attorn to the courts of New Jersey, with respect to any such disputes.

Reseller:  BCI                             Bluestone Software, Inc.
1000 Briggs Road                           1000 Briggs Road
Mt.  Laurel, NJ  08054                     Mt.  Laurel, NJ  08054

Phone: ________________                    Phone:  (609) 727-4600
Fax: __________________                    Fax:  (609) 778-8125

Signed: /s/ Thomas Bernetich              Signed: /s/ Shiela Potter
        --------------------                      ------------------
    Thomas Bernetich                          Shiela Potter
----------------------------              --------------------------

Area Director                              Na Channels Mgr.
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Date:    February 9, 1998                 Date:     February 9, 1998
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